Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 3 to Registration Statement No. 333-173274 on Form N-2 of our report dated June 21, 2013, relating to the financial statements of KKR Income Opportunities Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Independent Registered Public Accounting Firm” in the Prospectus and in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California
June 21, 2013